UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 12, 2008

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2008, First American Title Insurance Company (“FATICO”) entered into an employment agreement with Curt G. Johnson, pursuant to which Mr. Johnson will serve as Vice Chairman of FATICO and be given specific responsibilities in connection with FATICO’s national commercial services division and New York commercial operations (the “Business Units”).

Pursuant to the terms of the agreement, which expires on December 31, 2010, Mr. Johnson will receive an annual salary of $600,000 per year and an annual bonus of one and one-half percent (1.5%) of the pre-tax net income (as reduced by corporate allocations, overhead, administrative and similar costs) of the Business Units, subject to a minimum $250,000 and a maximum $2.5 million annual bonus. The annual bonus is to be paid in a combination of cash and restricted stock units (“RSUs”) in a similar proportion to that received by similarly situated executives, provided that if the minimum amount applies it will be fully paid in cash. Within thirty days following any termination without cause, Mr. Johnson would receive an amount equal to his base salary for the remainder of the term and a payment of $750,000 in lieu of an annual bonus for the year in which termination were to occur and for any subsequent year of the term. In addition, if termination without cause were to occur prior to Mr. Johnson’s 55th birthday, Mr. Johnson would be deemed vested in the Executive Supplemental Retirement Plan (“SERP”) upon reaching his 55th birthday, provided that his “final average compensation” used to determine his benefit under the SERP would be determined as of his actual termination date.

Item 8.01	Other Events.

On September 17, 2008, the Board of Directors of The First American Corporation (the “Company”) scheduled the Company’s 2008 annual shareholders’ meeting for December 10, 2008. Shareholders of record as of October 13, 2008 will be entitled to vote at the meeting.

Shareholders desiring to submit a proposal for consideration to be included in the proxy statement and form of proxy solicited by the Board for the meeting must submit the proposal to the Company no later than the close of business on October 6, 2008.

Similarly, shareholders desiring to submit a proposal for consideration without having the proposal included in the proxy statement and form of proxy solicited by the Board must submit the proposal by October 6, 2008, or the holders of the proxies solicited by the Board may vote on such proposal at their discretion.

To be considered timely, proposals must be received by the Company on or prior to the specified date at the Company’s principal executive offices at 1 First American Way, Santa Ana, CA 92707, Attention: Kenneth D. DeGiorgio, General Counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: September 18, 2008	By:	/s/ Kenneth D. DeGiorgio
		Name: Title:	Kenneth D. DeGiorgio Senior Vice President, General Counsel